Filed Pursuant To Rule 424(b)(3)
                                                Registration No. 333-69237


                            PRICING SUPPLEMENT NO. 1

                              Dated: April 4, 2001
      (To Prospectus dated January 7, 1999, as supplemented June 30, 2000)

                         CAROLINA POWER & LIGHT COMPANY
                                  $300,000,000
                  Medium-Term Notes, Series D - Fixed Rate Note

                            ------------------------

                                           Per Note                  Total
                                           --------                  -----
    Price to Public                        99.942%               $299,826,000
    Underwriting Discount                    0.600%              $  1,800,000
    Proceeds to CP&L (before expenses)     99.342%               $298,026,000

                            ------------------------

Interest Rate:                                               6.650%

Original Issue and Interest Accrual Date:                    April 9, 2001

Maturity Date:                                               April 1, 2008

Interest Payment Dates:                                      April 1 and
                                                             October 1

CUSIP No.:                                                   14414CAA2

Redemption:                                                  At our option
   (For further information,
   see "Redemption," below)

                            ------------------------

         The Agents listed below have severally purchased the Notes as principals and are severally offering the Notes, subject to the prior receipt and acceptance of the Notes by the Agents and their right to reject any order in whole or in part and subject to approval of certain legal matters by Pillsbury Winthrop LLP, counsel for the Agents.

         Delivery of the Notes will be made in book-entry form only through the facilities of The Depository Trust Company on or about April 9, 2001.

                            ------------------------

         JPMorgan                                First Union Securities, Inc.
         Mellon Financial Markets, LLC           PNC Capital Markets, Inc.

                                   REDEMPTION

         We may redeem the Notes prior to maturity at a redemption price equal to the greater of (1) the principal amount or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.25%, plus in each case accrued interest to the redemption date.

         "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means Chase Securities Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by the us and appointed by the Trustee.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

         "Reference Treasury Dealer" means each of Chase Securities Inc., First Union Securities, Inc., Mellon Financial Markets, LLC, and PNC Capital Markets, Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

         If we elect to redeem less than all of the Notes, the Trustee (as defined in the prospectus supplement to which this pricing supplement relates) will select, in such manner as it deems fair and appropriate, the particular Notes or portions of them to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Notes to be redeemed (which, as long as the Notes are held in the book-entry only system, will be The Depository Trust Company, its nominee or a successor depositary). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the Notes or the portions of them so called for redemption shall cease to accrue.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in the Purchase Agreement, dated April 4, 2001, between us and the Agents, which incorporates the Distribution Agreement, dated June 30, 2000, we have agreed to sell to each of the Agents named below, and each of such Agents has severally, and not jointly, agreed to purchase, the respective principal amount of the Notes forth opposite its name below:

                 Agent                                        Principal Amount
                 -----                                        ----------------

Chase Securities Inc............................................$115,500,000
First Union Securities, Inc.....................................$ 94,500,000
Mellon Financial Markets, LLC...................................$ 45,000,000
PNC Capital Markets, Inc........................................$ 45,000,000
                                                                 ------------

              Total ............................................$300,000,000
                                                                 ===========

         The Agents propose to offer the Notes in part directly to purchasers at the initial public offering price set forth on the cover page of this pricing supplement and in part to certain securities dealers at this price less a concession of 0.35% of the principal amount of the Notes. The Agents may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Agents.

         We estimate that the total expenses of the offering, not including the underwriting discount, will be approximately $320,000.

                                     EXPERTS

          The financial statements and the related financial statement schedule incorporated in this pricing supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

         William D. Johnson, our Executive Vice President, General Counsel and Secretary, and Hunton & Williams of Raleigh, North Carolina, our outside legal counsel, will issue opinions about the legality of the Notes for us. The Agents will be advised about issues relating to this offering by their own legal counsel, Pillsbury Winthrop LLP of New York, New York.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this pricing supplement. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2000.

         You should rely only on the information incorporated by reference or provided in this pricing supplement and in the prospectus and the prospectus supplement related hereto. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or in the prospectus or the prospectus supplement related hereto is accurate as of any date other than the date on the front of those documents.